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EXHIBIT 21.1

                           Subsidiaries of Registrant
                           --------------------------

THE FEDERAL SAVINGS BANK (Federal) is a Federally chartered stock savings bank which converted from a mutual savings bank in December 1993 and is a wholly owned subsidiary of Affiliated.

MAIN STREET BUILDING CORPORATION, a Massachusetts corporation and wholly owned subsidiary of Federal, was established on July 19, 1990. The corporation was formed for the purpose of holding and disposing of OREO Federal. This corporation was dissolved on January 8, 1998.

MAIN STREET INVESTMENT CORPORATION, established June 10, 1994, is a Massachusetts corporation and a wholly owned subsidiary of Federal. It is a service corporation established under 12 CFR (S)545.75 (c)(4) for the purpose of providing brokerage services. It is currently inactive.

TFSB SECURITIES CORP I, TFSB SECURITIES CORP II AND TFSB SECURITIES CORP III are wholly owned operating subsidiaries of Federal, established as Massachusetts securities corporations: February 2, 1996; February 2, 1996 and May 24, 1997 respectively. They were formed for the sole purpose of buying, holding and selling securities. No "operational" or "banking" activities take place in these subsidiaries.

LEXINGTON SAVINGS BANK (Lexington) is a Massachusetts chartered stock savings bank and is a wholly owned subsidiary of Affiliated.

LEXINGTON FINANCIAL PLANNING, INC. was incorporated in 1988 for the purpose of offering financial planning services to individuals and small business. It is a wholly owned subsidiary of Lexington.

LEXINGTON SECURITIES CORPORATION, MASS. AVE SECURITIES CORPORATION and MINUTEMAN INVESTMENTS CORPORATION were all organized under Massachusetts law in 1993 for the sole purpose of holding taxable securities that would otherwise be held directly by Lexington. These operational subsidiaries are wholly owned by Lexington and no "operational" or banking" activities take place within.

MIDDLESEX BANK & TRUST COMPANY (Middlesex) is a Massachusetts chartered bank and trust company and is a wholly owned subsidiary of Affiliated.


3/5/98